Exhibit 10.2
Execution Copy
EMPLOYMENT AGREEMENT
          This Employment Agreement, dated as of June 23, 2010, (the “Effective Date”) entered into by and between CA, Inc. (the “Company”) and David Dobson (the “Employee”).
     1. Employment, Duties, Authority and Work Standards. The Company hereby agrees to employ the Employee on the Effective Date as Executive Vice President, Group Executive-Customer Solutions Group, with such duties and responsibilities to be determined by the Company from time to time and the Employee hereby accepts such positions and agrees to serve the Company in such capacities during the Employment Period (as defined below). The Employee shall report directly to the Company’s Chief Executive Officer. The Employee’s duties, responsibilities and authority shall be such duties, responsibilities and authority as are consistent with the above job title and such other duties, responsibilities and authority as the Chief Executive Officer shall from time to time specify. The Employee will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of the Employee’s ability under the direction of the Chief Executive Officer and (b) devote his full working time and best efforts, attention and energy to the performance of his duties to the Company.
     2. Laws; Other Agreements. The Employee represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which the Employee is a party or by which he is bound.
     3. Compensation.
          (a) In consideration of services that the Employee will render to the Company, the Company agrees to pay the Employee, during the Employment Period, the sum of $700,000 per annum (the “Base Salary”), payable semi-monthly concurrent with the Company’s normal payroll cycle, subject to annual review by the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”).
          (b) In addition to the Base Salary, during the Employment Period, the Employee shall have an opportunity to earn an annual cash bonus (“Annual Bonus”) under the Company’s Annual Performance Bonus program in accordance with Section 4.4 of the Company’s 2007 Incentive Plan, as amended and restated, or any successor thereto (the “Incentive Plan”). The Employee’s Annual Bonus target for the fiscal year commencing on April 1, 2010 shall equal $700,000, to be pro-rated based on the number days the Employee served the Company during the fiscal year commencing on April 1, 2010. The Employee’s Annual Bonus targeted amount and the other terms and conditions of such Annual Performance Bonus shall be subject to determination and approval of the Compensation Committee. For each fiscal year thereafter the Employee’s Annual Bonus target will be subject to the review and approval of the Compensation Committee.
          (c) In addition, the Employee shall also be eligible to receive a targeted Long-Term Performance Bonus of $2,400,000 for the performance period commencing on April 1, 2010 under the Company’s Long-Term Performance Bonus program as set forth in Section 4.5 of the Incentive Plan, provided that such targeted amount and the other terms and conditions of such Long-Term Performance Bonus shall be subject to determination and approval of the Compensation Committee in accordance with the terms of the Incentive Plan. For the fiscal year commencing on April 1, 2010 the Employee’s Long Term Performance Bonus shall be pro-rated based on the number days the Employee served the Company during the fiscal year commencing on April 1, 2010. For each fiscal year thereafter the Employee’s Long-Term Performance Bonus target will be subject to the review and approval of the Compensation Committee.
          (d) All payments to the Employee shall be subject to applicable tax withholding.
     4. Cash Equalization Payment. The Employee shall be entitled to a cash equalization payment equal to $250,000 (the “Cash Equalization Payment”) in lieu of forfeited benefits associated with the Employee’s previous employment. The Cash Equalization Payment will be paid to the Employee in two equal installments. The first installment shall be paid to the Employee on the first available payroll following his first month of employment and the second installment will be paid to the Employee on the first available payroll after 6 months of employment with the Company.
     5. Equity Awards.
(a) As of the Effective Date the Company will grant the Employee 70,000 restricted shares of CA, Inc. common stock (the “Restricted Stock Award”) which shall vest in approximately three equal installments on the first, second and third anniversaries of the Effective Date. The Restricted Stock Award is subject to the terms of the Incentive Plan and shall be subject to the approval of the Compensation Committee.
(b) As of the Effective Date the Company will grant the Employee 75,000 options to purchase shares of CA, Inc. common stock with an exercise price equal to fair market value of CA, Inc. common stock on the Effective Date (the “Option Award”). The Option Award is an award of non-qualified options which shall vest in approximately three equal installments on the first, second and third anniversaries of the Effective Date. The Option Award is subject to the terms of the Incentive Plan and shall be subject to the approval of the Compensation Committee.
     6. Termination; Termination Payments. Unless the Employee’s employment shall sooner terminate for any reason pursuant to Section 6 of this Agreement, the “Employment Period” shall commence on the Effective Date and shall initially terminate on the three-year anniversary from the Effective Date, except that beginning June 30, 2013 and each anniversary thereafter, the Employment Period will automatically extend for one year unless either the Employee or the Company gives at least 90 days’ advanced written notice of non-extension (a “Notice of Non-Extension”). For purposes of this Agreement, “Employment Period” refers to the period of the Employee’s employment that is governed by the terms of this Agreement. Upon either party giving the other a Notice of Non-Extension, the Employment Period will end on June 30th of such year in which notice was given and the Employee’s employment will no longer be subject to the terms of this Agreement.
          (a) In the event that the Employee’s employment is terminated during the Employment Period either (i) by the Employee for Good Reason (as defined in Appendix A) or (ii) by the Company without Cause (as defined in Appendix A), other than as a result of the Employee’s death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to the Employee’s execution, delivery and non-revocation, within fifty-five (55) days following the Termination Date, of a valid and effective release and waiver in a form satisfactory to the Company, the Company shall pay the Employee a lump sum cash amount equal to $1,400,000, such lump sum payment to be made no later than the sixtieth (60th) day (or the next following business day if the sixtieth day is not a business day) following the Termination Date. Additionally, the Employee shall be eligible to receive a portion of any outstanding Annual Bonus, provided that such payment (i) shall be made only after the end of the applicable performance cycle, (ii) shall be based upon the actual performance of the Company achieved as determined in the sole discretion of the Company (provided, however, that negative discretion shall only be applied if, and to the extent, it is applied generally to the executive management team) and (iii) shall be pro-rated for the portion of the performance period that has been completed by the Employee through the Termination Date (provided, however, that nothing herein shall be construed to accelerate the vesting of any Performance Share Award). The Employee’s unvested Equity Awards granted pursuant to Sections 5(a) and 5(b) of this Agreement shall accelerate and vest immediately upon the Termination Date. Notwithstanding the foregoing, in accordance with the terms of the Incentive Plan, the Employee will have ninety (90) days from the Termination Date to exercise any vested but unexercised Stock Option Awards as of such date.
          (b) Except as expressly provided herein, upon the termination of the Employee’s employment for any reason, the rights of the Employee with respect to any shares of restricted stock or options to purchase shares of CA, Inc. common stock held by the Employee as of the Termination Date, shall be subject to the applicable rules of the plan or agreement under which such restricted stock or options were granted as they exist from time to time. In addition, upon the termination of the Employee’s employment for any reason, the Company shall pay to the Employee his Base Salary through the Termination Date. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that the Employee shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.
          (c) In the event that the Employee resigns other than for Good Reason, is terminated for Cause, dies or becomes disabled (within the meaning of the Company’s long-term disability program then in effect) during the Employment Period, no benefits shall be payable to the Employee under Section 6(a) of this Agreement, but the terms and conditions of Section 6(b) shall remain in effect.
          (d) If the Employee is a participant in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”) and a “Change in Control” occurs (as defined therein), any payments and benefits provided in the CIC Severance Policy that the Employee is entitled to will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to the Employee the greater of the two payments or benefits but not to duplicate them.
     7. Benefits and Perquisites. During the term of the Employee’s employment, the Employee shall be eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to other senior employees of the Company. For the term of this Agreement, the Company shall provide the Employee with a Company car and driver for the Employee’ commute from home to work in order to help maintain the confidentiality of business matters and to increase productivity when traveling.

     8. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and the Employee each acknowledge and agree that the Employee’s employment with the Company may be terminated by either the Company upon 60 days’ written notice to the Employee (subject to the provisions of Section 6 of this Agreement) or by the Employee upon 60 days’ written notice to the Company (subject to the provisions of Section 6 of this Agreement), at any time and for any reason, with or without cause; provided that this Agreement may be terminated for Cause immediately upon written notice from the Company to the Employee; and provided further that the Company may determine to waive all or part of the Employee’s 60 days’ notice period at its discretion. In addition, this Agreement shall automatically terminate upon the Employee’s death or disability (determined in accordance with the Company’s practices and policies). Upon termination of the Employee’s employment for any reason whatsoever, the Company shall have no further obligations to the Employee other than those set forth in Section 6 of this Agreement. The effective date of the Employee’s termination of employment shall be referred to herein as the “Termination Date.”
     9. General.
          (a) Any notice required or permitted to be given under this Agreement shall be made either:
               (i) by personal delivery to the Employee or, in the case of the Company, to the Company’s principal office (the “Principal Office”) located at One CA Plaza, Islandia, New York 11749, Attention: Executive Vice President — Global Human Resources, or
               (ii) in writing and sent by registered mail, postage prepaid, to the Employee’s residence, or, in the case of the Company, to the Company’s Principal Office.
          (b) This Agreement shall be binding upon the Employee and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.
          (d) This Agreement, the Employment and Confidentiality Agreement to be executed by the Employee on or about the Effective Date and the other documents referred to herein represent the entire agreement between the Employee and the Company related to the Employee’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified in writing jointly executed by the Employee and a duly authorized representative of the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. However, this Agreement will not be effective until the date it has been executed by both parties.
          (e) The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired and shall remain enforceable to the fullest extent permitted by law. In addition, waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (f) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. In the event that after execution of this Agreement either party makes a determination inconsistent with the preceding sentence, it shall promptly notify the other party of the basis for its determination. The parties agree to renegotiate in good faith the terms of this Agreement at no additional cost to the Company, if the Employee determines that this Agreement as structured would have adverse tax consequences to him under applicable law. To extent that the Employee would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because the Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Employee on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. Similarly, to the extent that the Employee would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Employee only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
          Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Employee’s second taxable year following the Employee’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of the Employee’s third taxable year following the taxable year in which the Employee’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

CA, INC.

/s/ David Dobson		By:	/s/ Andrew Goodman

Name:	David Dobson		Name:	Andrew Goodman
			Title:	Executive Vice President,
Global Human Resources
Date:	June 23, 2010		Date:	June 23, 2010

Appendix A
          For purposes of this Agreement, “Cause” means any of the following:
          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.
          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).
          (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.
          (7) The Employee’s purposely withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.
          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).

          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
          For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.

          For purposes of this Agreement, “Good Reason” shall mean any of the following:
          (1) Any material and adverse change in the Employee’s level or Executive Vice President title;
          (2) Any material and adverse reduction in the Employee’s authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on the Employee’s giving the Company notice (and for purposes of clarification, a change in the number of direct reports will not constitute a material and adverse reduction in the Employee’s authorities or responsibilities);
          (3) Any material reduction by the Company in the Employee’s Base Salary or target level of Annual Bonus as set forth in Sections 3(a) and (b), respectively, other than any such reduction that is (i) part of a broad-based salary reduction program for executive officers of the Company that does not exceed 10% or (ii) agreed to by the Employee in writing; or
          (4) The Company’s material breach of this Agreement;
          provided that (A) no alleged action, reduction or breach set forth in (1) through (4) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Employee of a written notice, setting forth such course of conduct deemed by the Employee to constitute “Good Reason”; (B) such written notice must be delivered to the Company within ninety (90) days after the Employee obtains knowledge of such breach constituting “Good Reason”; and (C) the Employee must terminate employment within two years after the Employee obtains knowledge of such breach constituting “Good Reason”. The Company’s placing the Employee on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute “Good Reason”.

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